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                     April 21, 2023

       Carla A. Leibold
       Chief Financial Officer
       Customers Bancorp, Inc.
       701 Reading Avenue
       West Reading, PA 19611

                                                        Re: Customers Bancorp,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-35542

       Dear Carla A. Leibold:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance